Exhibit 99.1
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For Immediate Release                               For Information Contact:
Date:  May 20, 1999                                 Ernest A. Moretti, President
                                                    410-252-6450

                         WYMAN PARK BANCORPORATION, INC.

               ANNOUNCES $6.00 PER SHARE TAX FREE SPECIAL DIVIDEND

     Lutherville, Maryland, May 20, 1999 - The Board of Directors of Wyman Park Bancorporation, Inc. (OTC Electronic Bulletin Board: WPBC), the parent company of Wyman Park Federal Savings & Loan Association, announced a $6.00 per share special cash dividend payable on June 21, 1999 to shareholders of record as of June 7, 1999. Wyman Park Bancorporation, Inc., currently has 905,926 shares outstanding and will have an aggregate special dividend payable of approximately $5,436,000.

     According to bank President, Ernest A. Moretti, the special dividend is expected to be tax-free because it represents a return to shareholders of a portion of the proceeds raised when the Company went public in January, 1998. He further stated that a nontaxable return of capital would reduce the tax cost basis of each outstanding share.

     The Board of Directors took this action because it believes the current "equity to assets" ratio of over 18% is excessive and will prove to be a deterrent to generating acceptable returns on equity over the long term. President Moretti stated that the Company will remain well capitalized with the "equity to asset" ratio exceeding 12% after payment of the special dividend.

     As of March 31, 1999, Wyman Park Bancorporation, Inc. reported assets of $72.7 million and total stockholders' equity of $13.3 million.

     Wyman Park Federal Savings and Loan Association serves Baltimore County and surrounding communities from its main office located at 11 West Ridgely Road, Lutherville, Maryland and serves Anne Arundel County from its branch office located at 7963 Baltimore-Annapolis Boulevard, Glen Burnie, Maryland 21060.

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